Exhibit 23.2

[Letterhead of Fontanella Associates LLC]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2017, which is included in the Annual Report on Form 10-K of Sunnyside Bancorp, Inc. for the year ended December 31, 2016.

/s/ Fontanella Associates LLC
Fontanella Associates LLC

April 25, 2017